Exhibit 99.1

EQUITY PURCHASE AGREEMENT (EPA) CONFIDENTIAL TERM SHEET

Issuer:    Adama Technologies Corp., (the “Issuer”), a State of Delaware corporation

Purchaser:    Southridge Partners II LP, a Delaware limited partnership (the “Purchaser”)

Advisor/Agent:     Southridge Advisors, LLC will act as Advisor to the Purchaser and will perform all administrative functions on behalf of the Purchaser.

EPA Facility:    Commitment to purchase up to $7,000,000 of the Company’s common stock (the “Commitment Amount”).

Securities:    Registered common stock issued in a private placement pursuant to the Securities Act of 1933.

Term:    Two years

Draw Down:    The Company may draw upon the Facility periodically during the Term (a “Draw Down”) by the Company’s delivery to the Purchaser of a written notice (a “Draw Down Notice”) requiring the Purchaser to purchase a dollar amount in shares of common stock (a “Draw Down Amount”). In no event may the shares issuable pursuant to a Draw Down Notice, when aggregated with the shares then held by the Purchaser on the date of the Draw Down, exceed 9.99% of the Company’s outstanding common stock.

Purchase Price:    The purchase price per share of common stock purchased under the EPA Facility shall equal 91% of the average of the lowest two closing bid prices during the Valuation Period (the “Purchase Price”). On the date that a Draw Down Notice is delivered to Purchaser, the Company shall deliver an estimated amount of shares to Purchaser’s brokerage account equal to 125% of the investment amount indicated in the Notice divided by the closing bid price for the trading day immediately prior to the date of the Draw Down Notice (“Estimated Shares”). The Valuation Period shall begin the first trading day after the Estimated Shares have been delivered to Purchaser’s brokerage account and have been cleared for trading. At the end of the Valuation Period, if the number of Estimated Shares delivered to Purchaser is greater than the shares issuable pursuant to a Draw Down, then Purchaser shall return to Company the difference between the Estimated Shares and the actual number of shares issuable pursuant to the Draw Down. If the number of Estimated Shares is less the shares issuable under the Draw Down, then the Company shall issue additional shares to Purchaser equal to the difference.

Purchase Price Protection: (Optional)   The Company shall specify in each Draw Down Notice a minimum threshold market price under which no shares may be sold (the “Floor Price.”) The Floor Price shall not be less than 85% of the average of the closing trade prices for the five (5) trading days ending immediately prior to the issuance of the Draw Down notice. In the event that during a Valuation Period, the closing Bid Price on a Trading Day is below the Floor Price, the Investor shall be under no obligation to fund the Put Amount for each such Trading Day, and the Put Amount shall be adjusted accordingly.
Commitment Fee Restricted Stock: The Issuer shall issue $50,000 in Commitment Fee Preferred stock Fee Preferred (the “Commitment preferred”) to the Purchaser on the signing of the definitive legal documentation for this transaction. The Commitment Restricted Stock shall have no registration rights. The appropriate price per share shall be calculated as 80% of the low two of ten closing bid prices for the ten days prior to conversion.

Valuation Period: Ten trading days, commencing on the first trading day following delivery and clearing of the Estimated Shares.

Closings: A Closing shall occur upon the settlement of the trades of the Put Shares associated with a Draw Down.

Legal Fees:    A fixed fee of $10,000 shall be charged by the Purchaser to cover its expenses including legal fees. The fee may be paid in restricted common stock, if desired. If paid in restricted common stock, it shall be into the common stock of the Company at a 60% discount of the low two of ten closing bid prices for the ten days prior to issuance.

Conditions:    The obligation of the Purchaser to purchase shares pursuant to the EPA Facility during the Term will be subject to the satisfaction or waiver on each Closing of the conditions contained in the definitive documentation with respect to the EPA Facility, to include the following:

Effective Registration: The registration statement shall remain effective at all times, not subject to any actual or threatened stop order or suspension at any time.
Absence of Material Adverse Change: No material adverse change shall have occurred prior to a Closing or during a Valuation Period.

Continued Listing: Continued listing of the Company’s common stock on the Principal Exchange on which its common stock trades, including the shares to be issued herein.

Exclusivity: From the date definitive documentation is executed until the expiration of the Term, the Company will agree not to enter into any other equity line financing arrangement with any third-party.

Governing Law: State of New York

This term sheet reflects the present intentions of the parties as to the principal terms of the proposed transactions referenced herein and is subject to the execution of definitive documentation and review by legal counsel to the parties.

Aviram Malik,                                         Stephen M Hicks,
President and Chief Executive Officer,    on behalf of the funds

Adama Technologies Corp.                     advised by Southridge Advisors LLC
By: __________________________    By: ___________________________
Date:_________________________    Date:__________________________